EXHIBIT 5.1


                                February 24, 1999


U S Liquids Inc.
411 N. Sam Houston Parkway East
Suite 400
Houston, Texas 77060

Gentlemen:

      We have acted as counsel to U S Liquids Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to an aggregate of 4,050,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), being offered by the Company and (ii) up to an aggregate of 550,000 shares of Common Stock being offered by the selling stockholders (the "Selling Stockholders") referred to in the Registration Statement. All of the shares of Common Stock offered by the Company and the Selling Stockholders are collectively referred to herein as (the "Shares"). This opinion also relates to any registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Act.

      In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deemed such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters relating to our opinion. We have not independently verified any factual matter relating to this opinion.

      Based on the foregoing, we are of the opinion that:

      1. The Shares to be sold by the Company have been duly authorized and when issued and delivered by the Company against payment therefor as described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

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                                                               February 24, 1999
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      2. The Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder. This opinion may be incorporated by reference in a registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Act, in which case the opinion expressed herein will apply to the additional shares registered thereunder.


                                          Very truly yours,


                                          /s/HARTZOG CONGER & CASON
                                             HARTZOG CONGER & CASON